As filed with the Securities and Exchange Commission on December 23, 2009
Registration No. 333-55380

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BEARINGPOINT, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-3680505 (I.R.S. Employer Identification No.)
100 Crescent Court, Suite 700
Dallas, TX 75201
(214) 459-2770
(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

BEARINGPOINT, INC. (FORMERLY KPMG CONSULTING, INC.)
401(k) PLAN
(Full Title of the Plan)

John DeGroote
President, Chief Legal Officer and Secretary
BearingPoint, Inc.
100 Crescent Court, Suite 700
Dallas, TX 75201
(214) 459-2770
(Name, Address and Telephone Number, including Area Code, of Agent for Service)
Copy to:
John Martin
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
(214) 953-6500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) is filed by BearingPoint, Inc., a Delaware corporation (“BearingPoint”), to amend the Registration Statement on Form S-8 (File No. 333-55380) filed with the Securities and Exchange Commission by BearingPoint (formerly KPMG Consulting, Inc.) on February 9, 2001 (the “Registration Statement”), pertaining to the registration of 15,000,000 shares (adjusted to 300,000 shares pursuant to a one-for fifty reverse stock split effected on December 10, 2008) of BearingPoint’s Common Stock, par value $0.01 per share (the “Common Stock”), issuable under BearingPoint’s 401(k) Plan.
     On February 18, 2009, BearingPoint and certain of its domestic U.S. subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 09-10691). As previously disclosed, on December 22, 2009, the Bankruptcy Court entered an order confirming BearingPoint’s Modified Second Amended Joint Plan Under Chapter 11 of the Bankruptcy Code, dated December 17, 2009 (the “Plan”). The Company anticipates that the effective date of the Plan (the “Effective Date”) will be on or about December 29, 2009.
     Pursuant to the Plan, all equity interests of BearingPoint, including all outstanding shares of Common Stock, options, warrants or contractual or other rights (including any shares issued under BearingPoint’s 401(k) Plan) to acquire any equity interests, will be cancelled and extinguished on the Effective Date, and the holders of such equity interests shall not receive or retain any property or interest in property on account of such equity interests. Consequently, BearingPoint is filing this Post-Effective Amendment in anticipation of the Effective Date.
     Effective upon filing of this Post-Effective Amendment, BearingPoint hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 23, 2009.

BEARINGPOINT, INC.

By: Name:	/s/ John DeGroote John DeGroote
Title:	President
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ John DeGroote John DeGroote	President, Chief Legal Officer and Secretary (principal executive officer)	December 23, 2009

/s/ David Johnston David Johnston	Chief Financial Officer (principal financial and accounting officer)	December 23, 2009

/s/ Roderick C. McGeary Roderick C. McGeary	Chairman of the Board of Directors	December 23, 2009

/s/ Frederic F. Brace Frederic F. Brace	Director	December 23, 2009

/s/ F. Edwin Harbach F. Edwin Harbach	Director	December 23, 2009

/s/ Eddie R. Munson Eddie R. Munson	Director	December 23, 2009